Exhibit 99.1 - Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology, Inc.
President and CEO Tom Kirchner
Interviewed by WallSt.net

KENNEWICK, WASHINGTON --- August 15, 2005 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), the manufacturer of the ESTeem wireless modem product line, today announced the Company’s President and CEO, Tom Kirchner, is being featured in an interview with the online financial forum WallSt.net.

The interview can be heard online at www.WallSt.net and serves to familiarize investors with ELST, giving them insight into the background, performance, products, and management team of the Company. The in depth interview conducted by WSR is geared toward sophisticated investors who require unbiased, unscripted first-hand perspective to assist them in making informed investment decisions. The interview can be retrieved on the site by scrolling down the left-hand column of companies covered until you locate ELST, which is listed, under the OTCBB section.

Mr. Kirchner outlines Electronic Systems Technology’s overview of the Company’s Industrial, Public Safety, and Federal Markets.

The Company believes the newly released wireless Ethernet products will give them increased market opportunities in the Industrial Automation and Public Safety markets and entrance in the high growth wireless Enterprise market. In 2004 the Company was one of the top 50 fastest growing high technology companies in Washington State.

The Company has no debt and a strong cash position to develop new products and expand its rapidly growing internal sales force.

Electronic Systems Technology, a publicly held company since 1984, brings vast experience to the wireless communications market. The Company, first to develop the wireless modem and receive the United States and Canadian patents for the technology, has established the ESTeem products as a standard for both industrial control, public safety and federal applications with over 15,000 ESTeem wireless modems in use worldwide.

For more information visit our company web site at www.esteem.com.

Contact EST Marketing for more details (market@esteem.com).

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM